As filed with the Securities and Exchange Commission on December 23, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PlanetOut Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3391368
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1355 Sansome Street
San Francisco, CA 94111
(Address of Principal Executive Offices)

PlanetOut Inc. 2004 Equity Incentive Plan
PlanetOut Inc. 2004 Executive Officers and Directors Equity Incentive Plan
PlanetOut Partners, Inc. 2001 Equity Incentive Plan
1996 Equity Incentive Plan of PlanetOut Corporation
1996 Stock Option Plan of PlanetOut Corporation
Online Partners.com, Inc. 1997 Stock Plan
(Full title of the plans)

Lowell R. Selvin
Chief Executive Officer
PlanetOut Inc.
1355 Sansome Street
San Francisco, CA 94111
(Name and address of agent for service)

(415) 834-6500
(Telephone number, including area code, of agent for service)

Copy to:

Michael J. Sullivan
Howard Rice Nemerovski Canady Falk &
Rabkin, A Professional Corporation
Three Embarcadero Center, 7th Floor
San Francisco, California 94111-4024
(415) 434-1600

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
		Maximum	Aggregate	Amount of
Title of Each Class of Securities	Amount To Be	Offering Price	Offering	Registration
To Be Registered	Registered(1)	Per Share(2)	Price(2)(3)	Fee
Common Stock, $0.001 par value	3,226,445	$6.35	$20,490,245.31	$2,412

(1) This Registration Statement shall cover any additional shares of Common Stock which become issuable under the PlanetOut Inc. (“Registrant” or “Company”) 2004 Equity Incentive Plan, 2004 Executive Officers and Directors Equity Incentive Plan, PlanetOut Partners, Inc. 2001 Equity Incentive Plan, Online Partners.com, Inc. 1997 Stock Plan, PlanetOut Corporation 1996 Equity Incentive Plan and PlanetOut Corporation 1996 Stock Option Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2) Estimated in accordance with Rule 457(h) and (c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The offering price per share and aggregate offering price are based upon (a) the weighted average per share exercise price (rounded to nearest cent) of outstanding options previously granted under the referenced plans and (b) the average high and low sale prices of the common stock as reported on the Nasdaq National Market on December 21, 2004 with respect to shares reserved for future issuance under the plans.

(3) See the following table for calculation of proposed maximum aggregate offering price.

The chart below details the calculations of the proposed maximum aggregate offering price:

		Offering		Aggregate Offering
Securities	Number of Shares	Price per Share		Price
Common Stock, $0.001 par value, reserved for future grant under the PlanetOut Inc. 2004 Equity Incentive Plan	1,039,593 Shares	$10.68	(b)	$11,102,853.24
Common Stock, $0.001 par value, issuable pursuant to outstanding options under the PlanetOut Inc. 2004 Equity Incentive Plan	51,315 Shares	$10.53	(a)	$540,346.95
Common Stock, $0.001 par value, issuable pursuant to outstanding options under the PlanetOut Inc. 2004 Executive Officers and Directors Equity Incentive Plan	356,150 Shares	$9.02	(a)	$3,212,473.00
Common Stock, $0.001 par value, issuable pursuant to outstanding options under the PlanetOut Partners, Inc. 2001 Equity Incentive Plan	1,609,518 Shares	$2.82	(a)	$4,538,840.76
Common Stock, $0.001 par value, issuable pursuant to outstanding options under the Online Partners.com, Inc. 1997 Stock Plan	130,403 Shares	$4.54	(a)	$592,029.62
Common Stock, $0.001 par value, issuable pursuant to outstanding options under the PlanetOut Corporation 1996 Equity Incentive Plan	38,013 Shares	$13.19	(a)	$501,391.47

		Offering	Aggregate Offering
Securities	Number of Shares	Price per Share	Price
Common Stock, $0.001 par value, issuable pursuant to outstanding options under the PlanetOut Corporation 1996 Stock Option Plan	1,453 Shares	$1.59 (a)	$2,310.27
Total	3,226,445	$6.35	$20,490,245.31

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

     (a) The Registrant’s prospectus filed on October 14, 2004 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the prospectus referred to in (a) above.

     (c) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on October 13, 2004, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the liability of its directors for monetary damages to the fullest extent under applicable law. The Registrant’s Amended and Restated Bylaws provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL, subject to certain exceptions, (ii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding, subject to certain exceptions. The Registrant has entered into Indemnity Agreements with each of its current directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and to provide additional procedural protections. Reference is also made to Section 9 of the Underwriting Agreement relating to Registrant’s initial public offering, effected pursuant to a Registration Statement on Form S-1 (Commission File No. 333-114998), which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. The Registrant has purchased a directors’ and officers’ liability insurance policy providing coverage up to specified amounts for losses incurred by the Registrant, its directors or officers in connection with specified claims against them, including specified claims under state and federal securities laws.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number
5.1	Opinion of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation

99.1	1996 Stock Option Plan of PlanetOut Corporation (1)

99.2	1996 Equity Incentive Plan of PlanetOut Corporation (1)

99.3	Online Partners.com, Inc. 1997 Stock Plan (1)

99.4	PlanetOut Partners, Inc. 2001 Equity Incentive Plan (1)

99.5	PlanetOut Inc. 2004 Executive Officers and Directors Equity Incentive Plan (1)

99.6	PlanetOut Inc. 2004 Equity Incentive Plan (1)

99.7	Form of PlanetOut Inc. 2004 Equity Incentive Plan Stock Option Grant Notice and Agreement.

99.8	Form of PlanetOut Inc. 2004 Equity Incentive Plan Restricted Stock Award Agreement

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (Reference is made to the Signature Page).

(1) Incorporated by reference to PlanetOut Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 29, 2004 (File No: 333-114988).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in a Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 22, 2004.

PlanetOut Inc.
By:	/s/ Jeffrey T. Soukup
Jeffrey T. Soukup, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lowell R. Selvin, Jeffrey T. Soukup and Todd A. Huge, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lowell R. Selvin Lowell R. Selvin	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	December 22, 2004
/s/ Jeffrey T. Soukup Jeffrey T. Soukup	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2004
/s Jerry Colonna Jerry Colonna	Director	December 22, 2004
/s/ H. William Jesse, Jr. H. William Jesse, Jr.	Director	December 22, 2004
/s/ Karen Magee Karen Magee	Director	December 22, 2004
/s/ Allen Morgan Allen Morgan	Director	December 22, 2004
/s/ Robert W. King Robert W. King	Director	December 22, 2004

Exhibit Index

Exhibit
Number	Description
5.1	Opinion of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation

99.1	1996 Stock Option Plan of PlanetOut Corporation (1)

99.2	1996 Equity Incentive Plan of PlanetOut Corporation (1)

99.3	Online Partners.com, Inc. 1997 Stock Plan (1)

99.4	PlanetOut Partners, Inc. 2001 Equity Incentive Plan (1)

99.5	PlanetOut Inc. 2004 Executive Officers and Directors Equity Incentive Plan (1)

99.6	PlanetOut Inc. 2004 Equity Incentive Plan (1)

99.7	Form of PlanetOut Inc. 2004 Equity Incentive Plan Stock Option Grant Notice and Agreement.

99.8	Form of PlanetOut Inc. 2004 Equity Incentive Plan Restricted Stock Award Agreement

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (Reference is made to the Signature Page).

(1) Incorporated by reference to PlanetOut Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 29, 2004 (File No: 333-114988).